Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

KIMCO REALTY CORPORATION

and

WEINGARTEN REALTY INVESTORS

Dated as of April 15, 2021

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2021 (this “Agreement”), is by and between Kimco Realty Corporation, a Maryland corporation (“Parent”), and Weingarten Realty Investors, a Texas real estate investment trust (the “Company”). Parent and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to effect a business combination through the merger of the Company with and into Parent, with Parent being the surviving corporation of the Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as it may be amended from time to time (the “MGCL”), and the Texas Business Organizations Code, as it may be amended from time to time (the “TBOC”);

WHEREAS, each of the Board of Directors of Parent and the Board of Trust Managers of the Company has unanimously approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and declared them to be advisable and in the best interests of Parent and the Company, respectively, and with respect to the Board of Trust Managers of the Company, the Company’s shareholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Andrew M. Alexander and Stanford J. Alexander have entered into a voting agreement pursuant to which, among other things, such shareholders have agreed to vote their respective Company Common Shares (as defined below) in favor of the Merger;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

MERGER

Section 1.1 Merger.

(a) Merger. Upon the terms and subject to satisfaction or permitted waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the TBOC, at the Effective Time, the Company shall be merged with and into Parent (the “Merger”). As a result of the Merger, the separate existence of the Company shall cease, and Parent shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects provided in this Agreement and as specified in the MGCL and the TBOC.

(b) Effective Time. The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date a plan of merger with the County Clerk of the County of Harris County, Texas (the “Harris County Clerk”) and articles of merger (as applicable, the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the TBOC and the MGCL, as applicable. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the Harris County Clerk and the SDAT, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as shall be agreed by the Parties and specified in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York time, on the fifth Business Day after the satisfaction or permitted waiver of the last of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or permitted waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).

Section 1.3 Charter and Bylaws of the Surviving Corporation. The charter of Parent as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation. The bylaws of Parent as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

Section 1.4 Directors of the Surviving Corporation. Subject to Section 5.9, from and after the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Prior to the Closing, the Board of Directors of Parent shall adopt resolutions to give effect to this Section 1.4.

Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes (and applicable state and local tax purposes), the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Securities.

(a) Treatment of Company Common Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, each common share of beneficial interest, par value $0.03 per share, of the Company (the “Company Common Shares”) issued and outstanding immediately prior to the Effective Time (including Company Restricted Share Awards but excluding (x) Company Common Shares owned directly by the Company or Parent (such excluded shares, the “Excluded Shares”) and (y) Dissenting Shares (all such outstanding shares, including Company Restricted Share Awards but excluding Excluded Shares and Dissenting Shares, the “Eligible Shares”), shall be automatically converted into the right to receive the following consideration on a per share basis, without interest: (i) $2.89 in cash (the “Cash Consideration”) and (ii) 1.408 shares (the “Exchange Ratio”) of Parent Common Stock (and cash in lieu of fractional shares, if any, pursuant to Section 2.2(e)) (including such cash in lieu of fractional shares, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

(b) Effect of Conversion on Company Common Shares. In addition to the effects described in Section 2.1(a) above, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration, including cash in lieu of any fractional shares payable pursuant to Section 2.2(e), and the right, if any, to receive any dividends or other distributions pursuant to Section 2.2(c) or Section 5.11(d).

(c) Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(d) Treatment of Dissenting Shares. Anything in this Agreement to the contrary notwithstanding, any Company Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who has complied with the applicable provisions of Subchapter H, Chapter 10 of the TBOC prior to the Effective Time (“Dissenting Shareholder Statute” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair market value of such Dissenting Shares under the Dissenting Shareholder Statute, then the right of such holder to any such payments shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to Parent of any written demands, notices or instruments received by the Company pursuant to the Dissenting Shareholder Statute and/or relating to the Dissenting Shareholder Statute or any alleged dissenter’s or similar rights, and any withdrawals of such demands, and Parent shall have the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to such demands, provided that Parent shall consult with the Company with respect to such negotiations and proceedings. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(e) Parent Capital Stock. At the Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with an exchange agent selected by Parent and reasonably acceptable to the Company (it being agreed and understood that Equiniti Trust Company is reasonably acceptable to the Company to serve as the exchange agent) (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated or book-entry form comprising the aggregate number of shares of Parent Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising the aggregate Cash Consideration and approximately the amount required to be delivered pursuant to Section 2.2(e), in each case for the sole benefit of the holders of Eligible Shares. In addition, in the event that the Exchange Fund shall be insufficient to pay the Cash Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) or any dividends or distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c), Parent shall promptly deposit with the Exchange Agent an amount equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, including payment of the cash in lieu of any fractional shares payment pursuant to Section 2.2(e) and any amounts payable in respect of dividends or other distributions pursuant to Section 2.2(c), out of the Exchange Fund in accordance with this Agreement. Such Merger Consideration, including cash in lieu of any fractional shares payable pursuant to Section 2.2(e), and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Eligible Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Company Certificates or the Company Book-Entry Shares shall pass, only upon delivery of the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.7) or transfer of the Company Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to the Company Book-Entry Shares) (the “Letter of Transmittal”), and (B) instructions for surrendering the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.7) or transferring the Company Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares, if any, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of the Company Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares, the Merger Consideration, including cash in lieu of fractional shares, if any, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Exchange Agent of Eligible Shares that are represented by the Company Certificates, by physical surrender of such Company Certificates (or affidavit of loss in lieu of a Company Certificate, as provided in Section 2.7) or that are Company Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Company Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Company Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by Parent and the Exchange Agent, the holder of such Company Certificate or Company Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of (1) the Cash Consideration that such holder is entitled to receive pursuant to Section 2.1(a), plus (2) any cash in lieu of fractional shares payable pursuant to Section 2.2(e) plus (3) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c) or Section 5.11(d).

(iii) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be canceled by the Exchange Agent.

(iv) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) or cash to be paid upon due surrender of the Company Certificate and any dividends or other distributions in respect thereof, may be issued or paid to such a transferee if the

Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or similar Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Exchange Agent and Parent. Payment of the Merger Consideration with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered in the stock transfer books of the Company. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.11(d), in each case without interest.

(c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 2.7) or the Company Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any such fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Eligible Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the VWAP of Parent Common Shares. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon the Surviving Corporation’s demand, and any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for delivery of any Merger Consideration and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.11(d), in each case, without any interest thereon.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Each of Parent, the Company, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, the Company, the Exchange Agent or the Surviving Corporation and paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper, in the sole discretion of the Surviving Corporation, to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.

Section 2.4 Treatment of Company Equity Awards.

(a) Restricted Share Awards. Each award of restricted Company Common Shares that is outstanding as of immediately prior to the Effective Time will become vested at the Effective Time either by its terms or the terms of any Company Benefit Plan as a result of the occurrence of the Effective Time (each, a “Company Restricted Share Award”), with any applicable performance goals deemed satisfied at the target level, and as of the Effective Time, shall be canceled and converted into the right to receive the Merger Consideration with respect to each Company Common Share subject to the Company Restricted Share Award as of no later than the first regular payroll date of the Company or the Surviving Corporation that occurs at least ten (10) Business Days following the Closing Date (or any later date required by Section 409A of the Code).

(b) Company ESPP. As soon as practicable following the date of this Agreement, the Board of Trust Managers of the Company (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants as of immediately prior to the execution of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect as of immediately prior to the execution of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the Company ESPP shall terminate effective as of the Effective Time (and, if the Effective Time occurs in the middle of a purchase period, all payroll deductions or contributions to the Company ESPP in respect of such purchase period shall be returned to the participants and not used to purchase Company Common Shares).

(c) Company Actions. Except as set forth in Section 2.4(c) of the Company Disclosure Letter, prior to the Effective Time, the Company shall take all such actions as are necessary or appropriate to provide for the treatment of the Company Restricted Share Awards and the Company ESPP as contemplated by this Section 2.4.

Section 2.5 Effect on Operating Partnership Units.

(a) At the Effective Time and without any further action on the part of Parent, the Company, the Raleigh Limited Partnership or the holders of Raleigh Limited Partnership Units, the Conversion Factor (as defined in the Raleigh Limited Partnership Agreement) shall equal (i) the number of Company Common Shares subject to such Raleigh Limited Partnership Unit as of immediately prior to the Effective Time multiplied by (ii) the Unit Exchange Ratio.

(b) At the Effective Time and without any further action on the part of Parent, the Company, the Madison Village Limited Partnership or the holders of Madison Village Limited Partnership Units, the Equity Adjustment (as defined in the Madison Village Limited Partnership Agreement) for the outstanding Madison Village Limited Partnership Units shall equal (i) the number of Company Common Shares subject to such Madison Village Limited Partnership Unit as of immediately prior to the Effective Time multiplied by (ii) the Unit Exchange Ratio.

(c) At the Effective Time and without any further action on the part of Parent, the Company, the Las Tiendas Joint Venture or the holders of Las Tiendas Units, the Equity Adjustment (as defined in the Las Tiendas Agreement) for the outstanding Las Tiendas Units shall equal (i) the number of Company Common Shares subject to such Las Tiendas Unit as of immediately prior to the Effective Time multiplied by (ii) the Unit Exchange Ratio.

Section 2.6 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding Company Common Shares or shares of Parent Common Stock, or securities convertible or exchangeable into Company Common Shares or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Eligible Shares and Parent with the same economic effect as contemplated by this Agreement prior to such event (provided that there shall not be more than one such adjustment for any single action, including if the Merger Consideration has been adjusted pursuant to its definition).

Section 2.7 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the Company Common Shares represented by such Company Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Company SEC Documents filed with the SEC since December 31, 2018 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports that are non-specific, predictive, forward-looking or primarily cautionary in nature), the Company hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Power.

(i) The Company is duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes the concept of good standing for the Company) under the laws of the State of Texas and has requisite real estate investment trust power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing (with respect to jurisdictions that recognize the concept of good standing), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has prior to the date of this Agreement made available to Parent true and complete copies of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, partnership agreement or other organizational documents (“Organizational Documents”), as applicable, of the Company and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company is not in default or violation in any material respect of any term, condition or provision of the Company’s Organizational Documents.

(ii) Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary and, to the extent any Subsidiary of the Company is not wholly owned directly or indirectly by the Company, the ownership interests that the Company directly or indirectly holds in such Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, none of the Subsidiaries of the Company is in default or violation of any term, condition or provision of the Organizational Documents of any of such Subsidiaries.

(iii) Section 3.1(a)(iii) of the Company Disclosure Letter sets forth a true and complete list of the ownership interests of the Company or any Subsidiaries of the Company in any joint venture, partnership, strategic alliance or similar arrangement with a third party (in each case to the extent not a Subsidiary of the Company) (each, a “Company Joint Venture”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of the Organizational Documents of any of the Company Joint Ventures. Other than the Subsidiaries of the Company set forth in Section 3.1(a)(ii) of the Company Disclosure Letter and the Company Joint Ventures set forth in Section 3.1(a)(iii) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any equity or other voting interest in any other Person (except for publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any Person).

(iv) Section 3.1(a)(iv) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “QRS”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “TRS”).

(v) All issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that are owned by the Company or any of its Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens and transfer restrictions imposed by any applicable Law or the Organizational Documents of any Subsidiary.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital shares of the Company consist of 275,000,000 Company Common Shares and 10,000,000 preferred shares, par value $.03 per share (the “Company Preferred Shares). As of the close of business on April 13, 2021 (the “Company Capitalization Date”), (A) 127,626,771 Company Common Shares were issued and outstanding (including 1,039,633 Company Common Shares underlying Company Restricted Share Awards and 1,575,896 Company Common Shares held in trust in respect of awards under the Company Deferred Compensation Plan), (B) no options to purchase Company Common Shares were issued or outstanding, (C) 299,333 Company Common Shares were reserved for issuance under the Company Equity Plan, (D) no Company Common Shares were reserved for issuance under the Company ESPP, (E) 1,199,086 Company Common Shares were reserved for issuance upon conversion of the Raleigh Limited Partnership Units, 115,313 Company Common Shares were reserved for issuance upon conversion of the Madison Village Limited Partnership Units and 94,780 Company Common Shares were reserved for issuance upon conversion of the Las Tiendas Units and (F) no Company Preferred Shares were issued and outstanding. All the outstanding Company Common Shares are, and all Company Common Shares that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii) Section 3.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Restricted Share Award, (B) the name of each Company Restricted Share Award holder, (C) the number of Company Common Shares underlying each Company Restricted Share Award, (D) the date on which each Company Restricted Share Award was granted, and (E) the vesting schedule applicable to each Company Restricted Share Award.

(iii) Except (x) as set forth in Section 3.1(b)(i) and Section 3.1(b)(ii), or (y) upon conversion of Raleigh Limited Partnership Units pursuant to the Raleigh Limited Partnership agreement, Madison Village Limited Partnership Units pursuant to the Madison Village Limited Partnership Agreement or Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement, as of the date hereof, (A) the Company does not have any shares of capital stock or other equity or voting interests issued or outstanding, (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity or voting interests to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to: (1) issue, transfer or sell any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (4) provide a material amount of funds to, or make a material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned by the Company.

(iv) No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries are issued or outstanding.

(v) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital shares or other equity or voting interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Authority; No Violation.

(i) The Company has all requisite real estate investment trust power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Trust Managers of the Company and all other necessary real estate investment trust action on the part of the Company, other than the receipt of the Company Required Vote and the filing of the Articles of Merger with the Harris County Clerk and the SDAT, as applicable, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, subject to the execution and delivery by Parent, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).

(ii) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.1(c)(ii) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Company will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon the Company or any Subsidiary of the Company or to which any of their respective properties or assets are bound or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of the Company, any Subsidiary of the Company or any Company Joint Venture or (C) conflict with or result in any violation of any Laws applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, other than in the case of clauses (A) and (B) (with respect to Company Joint Ventures and Subsidiaries of the Company that are not Significant Subsidiaries), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended (the “Securities Act”), (C) any filings or approvals required under the rules and regulations of the New York Stock Exchange (“NYSE”), (D) as may be required in connection with federal, state or local transfer Taxes, and (E) the filing of the Articles of Merger with the Harris County Clerk pursuant to the TBOC and the SDAT pursuant to the MGCL, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, local or foreign governmental or quasi-governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) The Company has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates and after giving effect to any amendments or supplements thereto, the Company SEC Documents at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, each as in effect on the date such Company SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review. As of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company that have not been adequately addressed. None of the Company’s Subsidiaries is, or at any time since December 31, 2018 has been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Documents, including notes and related schedules, complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto) and fairly present, or, in the case of consolidated balance sheets included in or incorporated by reference into the Company SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into the Company SEC

Documents (including any related notes and schedules) fairly presents, in each case in all material respects, the results of operations, retained earnings (loss), and changes in financial position for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(iii) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Trust Managers of the Company (1) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (2) any fraud, whether or not material, that involves management or other employees of the Company or any Subsidiary who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement.

(iv) There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, of the type that would be required to be disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) prepared in accordance with GAAP, other than: (A) liabilities for obligations reflected or reserved against in the Company’s most recent balance sheet or disclosed in the notes thereto contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (D) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(v) Neither the Company nor any Subsidiary of the Company is a party to, nor does it have any legally binding commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(e) Information Supplied. None of the information with respect to the Company and its Subsidiaries that the Company supplies for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed or made available to the Company’s shareholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, with respect to information regarding the Company and its Subsidiaries, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. The Company and each of its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2018 from a Governmental Entity asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Entity sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, (i) there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets and (ii) there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, there is no pending material suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) that was initiated or commenced by the Company or any of its Subsidiaries against any other Person.

(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) The Company and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;

(ii) In the past five years, neither the Company nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(iii) There are no ongoing disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any pending litigation or administrative proceeding relating to Taxes;

(iv) No deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s knowledge, threatened, by any governmental authority, which deficiency has not yet been paid, settled, or otherwise provided for;

(v) Neither the Company nor any of its Subsidiaries has received a private letter ruling from the IRS or similar written ruling of another taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes (other than any such agreement that has been fully performed prior to the date of this Agreement);

(vi) Neither the Company nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

(vii) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled except as set forth on Section 3.1(h)(vii) of the Company Disclosure Letter;

(viii) During the period commencing as of January 1, 2015, through the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(ix) Since January 1, 2015, (A) neither the Company nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither the Company nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since January 1, 2015, neither the Company nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2015, neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code;

(x) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business and Tax Protection Agreements listed in Section 3.1(h)(xvii) of the Company Disclosure Letter;

(xi) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for tax purposes (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;

(xii) The Company (A) for all taxable years commencing with its taxable year ended December 31, 1985, through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT by the IRS or any other tax authority is pending or, to the knowledge of the Company, threatened;

(xiii) Section 3.1(h)(xiii) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes. Each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT. Each entity that is listed in Section 3.1(a)(iii) of the Company Disclosure Letter (I) as a partnership, joint venture or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, and not as a corporation or an association taxable as a corporation, and (II) as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a QRS or a TRS;

(xiv) Neither the Company nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or the Treasury Regulations thereunder);

(xv) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(xvi) Neither the Company nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xvii) Section 3.1(h)(xvii) of the Company Disclosure Letter sets forth all Tax Protection Agreements currently in force to which the Company or any of its Subsidiaries is a party;

(xviii) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries, except Permitted Liens;

(xix) The Company has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xx) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.

(i) Material Contracts. Except for contracts filed as exhibits to a Company SEC Document filed prior to the date hereof, (i) Section 3.1(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy (in all material respects) of each Company Material Contract, as of the date of this Agreement, has been made available by the Company to Parent prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company Material Contracts is a valid and binding obligation of the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). Except as set forth on Section 3.1(i) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No representation or warranty is made pursuant to this Section 3.1(i) with respect to any Material Company Leases.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true, complete and correct list of each Benefit Plan sponsored, maintained or contributed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or with respect to which the Company or its Subsidiaries otherwise has any liability (the “Company Benefit Plans”). No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States.

(ii) The Company has delivered or made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Company Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Company Benefit Plan.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualifications from the IRS or is entitled to rely on an advisory or opinion letter as to its qualifications issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP and

(F) there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) Except as set forth on Section 3.1(j)(iv) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(v) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (each, a “Company Title IV Plan”): (A) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (B) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (C) the present value of accrued benefits under such Company Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Title IV Plan’s actuary with respect to such Company Title IV Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its ERISA Affiliates, and (G) the PBGC has not instituted proceedings to terminate any such Company Title IV Plan and, to the knowledge of the Company, no circumstances exist which could serve as a basis for the institution of such proceedings.

(vi) Except as set forth on Section 3.1(j)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(vii) Except as set forth on Section 3.1(j)(vii) of the Company Disclosure Letter, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise. True, correct and complete copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated by this Agreement are included in Section 3.1(j)(vii) of the Company Disclosure Letter.

(k) Employment and Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) there are no pending or, to the knowledge of the Company, threatened in writing strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (the “Company Employees”), (B) there is no union organizing effort pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing, with respect to the Company Employees, (D) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened in writing with respect to the Company Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(ii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all applicable Laws relating to (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination or harassment, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) From December 31, 2020 through the date of this Agreement, (A) the Company and its Subsidiaries have, except in connection with matters relating to this Agreement and the Company’s review of strategic alternatives or the conclusion thereof, conducted their respective businesses in the ordinary course in all material respects and (B) neither the Company nor any of its Subsidiaries has taken any action other than the execution and delivery of this Agreement that, if taken after the date hereof, would constitute a breach of or require the consent of Parent under Section 4.1(b) (other than Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vi), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xxi) or Section 4.1(b)(xxvii) (to the extent related to the foregoing)).

(ii) Since December 31, 2020, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(m) Board Approval. The Board of Trust Managers of the Company, by resolutions duly adopted by unanimous vote, has (A) (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of the Company and its shareholders, and (ii) subject to Section 5.4, resolved to recommend that the shareholders of the Company vote in favor of approval of the Merger, and directed that the Merger be submitted for consideration by the Company shareholders at the Company Shareholders Meeting (collectively, the “Company Recommendation”) and (B) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of Company Common Shares as set forth in the Company’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement, including the Merger.

(n) Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding Company Common Shares entitled to vote on the Merger (the “Company Required Vote”) is the only vote of the holders of any class or series of capital shares of the Company necessary to approve the Merger, and no other vote of the holders of any class or series of capital shares of the Company is necessary in order to approve this Agreement or the transactions contemplated hereby.

(o) Properties.

(i) Section 3.1(o)(i) of the Company Disclosure Letter sets forth in all material respects a true, correct and complete list of (A) the address of each real property owned or leased (for the avoidance of doubt, as lessor or lessee) by the Company or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”) and (B) the address of each real property owned or leased by any of the Company Joint Ventures, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Company Joint Ventures in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Company Joint Venture Property” and collectively referred to herein as the “Company Joint Venture Properties”). Section 3.1(o)(i) of the Company Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company, a Subsidiary of the Company or any Company Joint Venture for purchase or which is required under a written agreement to be leased or subleased as tenant or subtenant by the Company, a Subsidiary of the Company or any Company Joint Venture after the date of this Agreement. Except as set forth on Section 3.1(o)(i) of the Company Disclosure Letter, there are no real properties that the Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of the Company, any of its Subsidiaries or any of the Company Joint Ventures owns or leases any real property which is not set forth on Section 3.1(o)(i) of the Company Disclosure Letter.

(ii) The Company or a Subsidiary of the Company owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, a Company Joint Venture owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Joint Venture Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(iii) Since December 31, 2018, (A) neither the Company nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (2) written notice of any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Company Properties.

(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(v) True and complete copies (in all material respects) of all leases (the “Company Leases”) affecting the interest of the Company or any of its Subsidiaries in the Company Properties (for the avoidance of doubt, as lessor or lessee) that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Company Leases”), have been made available by the Company to Parent. Except set forth in Section 3.1(o)(v) of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, as of the date of this Agreement, no other party is in breach or violation of, or default under, any Material Company Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any of its Subsidiaries, or, to the knowledge of the Company, as of the date of this Agreement, any other party thereto in each case, with or without notice or lapse of time or both, and as of the date of this Agreement, no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (C) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Subsidiary of the Company and, to the knowledge of the Company, as of the date of this Agreement with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, no purchase option has been exercised under any Material Company Lease for which the purchase has not closed prior to the date of this Agreement.

(vii) There are no written contracts for sale or ground lease, or letters of intent to sell or ground lease, any Company Property or any material portion thereof, which, in each case, is in favor of any party other than the Company or a Subsidiary of the Company (a “Company Third Party”) and has been entered into prior to the date of this Agreement and not consummated or terminated prior to the date of this Agreement (“Company Third Party Agreements”), except for those listed on Section 3.1(o)(vii) of the Company Disclosure Letter.

(viii) Except pursuant to any Company Lease, neither the Company nor any of its Subsidiaries is a party to any Company Material Contract (A) pursuant to which the Company or any of its Subsidiaries manages, or manages the development of, any material real property for any Company Third Party or (B) relating to the use or occupancy of the Company Properties.

(ix) The Company or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property that is owned in fee or ground leased (each, a “Company Title Insurance Policy”). Since December 31, 2018, no written claim has been made against any Company Title Insurance Policy, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(x) The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(xi) Neither the Company nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Company Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (B) received written notice of any physical damage to any Company Properties which has had or would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on the Company.

(xii) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties that is necessary for any pending construction of any buildings (and any improvement thereon) on any of the Company Properties, including parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties, has failed to be obtained or is not in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license and, to the knowledge of the Company, no event has occurred or circumstances exist that has given rise to, or serves as a basis for the Company or its Subsidiaries not obtaining, any certificates, variances, permits or licenses reasonably necessary for the operation of such buildings once constructed, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) (A) The Company, each of its Subsidiaries, each of the Company Properties and, to the knowledge of the Company, each Company Joint Venture Property is, and since December 31, 2018 has been, in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Joint Venture under any applicable Environmental Laws; and (C) none of the Company, its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures has any received written notice of violation or potential liability, or any investigation, under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Joint Venture that remains unresolved.

(ii) Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures have used, generated, stored, treated or handled any Hazardous Materials, including on the Company Properties and Company Joint Venture Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties or Company Joint Venture Properties in violation of applicable Environmental Laws. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures has caused a release of Hazardous Materials, including on any Company Property or, to the knowledge of the Company, any Company Joint Venture Property, and, to the knowledge of the Company, no other Person has caused a release or threatened release of Hazardous Materials on any Company Property or Company Joint Venture Property (and to the knowledge of the Company, no Company Properties or Company Joint Venture Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

(iii) To the knowledge of the Company, all Hazardous Material which has been removed from any Company Properties or Company Joint Venture Properties and any properties formerly owned, leased or operated by the Company or the Company Joint Ventures was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(q) Intellectual Property. Except as set forth in Section 3.1(q) of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, (B) neither the Company nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of the Company, there are no infringements of or conflicts with, the rights of others with respect to the conduct of the business of the Company and its Subsidiaries as it is currently conducted and planned to be conducted, (C) to the knowledge of the Company, no Person is infringing on or conflicting with any rights of the Company Intellectual Property, (D) the Company and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use and (E) the computers, software, hardware and all other information technology equipment owned, leased or licensed by the Company and its Subsidiaries and used in their businesses operate and perform as required by the Company or its Subsidiaries in connection with their business and have not suffered any material malfunction or disruption since December 31, 2018.

(r) Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither the Company nor any of its Subsidiaries has received any written claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of the Company no such noncompliance exists.

(s) Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Company Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as the Company believes is reasonable and customary for the business of the Company and its Subsidiaries. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. All such policies are in full force and effect and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor as of the date hereof has the Company or any of its Subsidiaries received any written notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry. Section 3.1(s) of the Company Disclosure Letter sets forth a list of all claims made during the period commencing on December 31, 2018 and ending on the date hereof by the Company or any Subsidiary of the Company pursuant to the Company Insurance Policies with a value that could exceed $2,000,000.

(t) Investment Company Act of 1940. Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed J.P. Morgan Securities LLC as its financial advisor pursuant to arrangements that have been disclosed to Parent prior to the date hereof. No Affiliate of the Company (other than as provided in the immediately preceding sentence) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement that would be the responsibility or liability of the Company or any of its Subsidiaries.

(v) Opinion of Company Financial Advisor. The Board of Trust Managers of the Company has received from the financial advisor of the Company, J.P. Morgan Securities LLC, an opinion to the effect that, as of the date of such opinion and based upon and subject to the procedures, qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Shares in the Merger is fair, from a financial point of view, to the holders of Company Common Shares. Within three Business Days after the date of this Agreement, an executed copy of such opinion will be made available to Parent by the Company solely for informational purposes. It is agreed and understood that such opinion is for the benefit of the Board of Trust Managers of the Company and may not be relied upon by Parent or any director, officer or employee of Parent for any purpose.

(w) No Additional Representations. Except for the representations and warranties contained in Section 3.2, the Company acknowledges that none of Parent nor any Subsidiary or Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 3.2 Representations and Warranties of Parent. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Parent SEC Documents filed with the SEC since December 31, 2018 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports that are non-specific, predictive, forward-looking or primarily cautionary in nature), Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Power.

(i) Parent is duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes the concept of good standing for the Company) under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing (with respect to jurisdictions that recognize the concept of good standing), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has previously made available to the Company true and complete copies of the Organizational Documents of Parent and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company is not in default or violation in any material respect of any term, condition or provision of the Parent’s Organizational Documents.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of the Company, none of the Subsidiaries of Parent is in default or violation of any term, condition or provision of the Organizational Documents of any of such Subsidiaries.

(iii) Section 3.2(a)(iii) of the Parent Disclosure Letter sets forth a true and complete list of the ownership interests of Parent or any Subsidiaries of Parent in any joint venture, partnership, strategic alliance or similar arrangement with a third party (in each case to the extent not a Subsidiary of Parent) (each, a “Parent Joint Venture”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect Parent, to the knowledge of Parent, neither Parent nor any of its Subsidiaries is in default or violation of any term, condition or provision of the Organizational Documents of any of the Parent Joint Ventures. Other than the Subsidiaries of the Company set forth in Section 3.2(a)(iii) of the Parent Disclosure Letter and the Parent Joint Ventures set forth in Section 3.2(a)(iii) of the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent owns any equity or other voting interest in any other Person (except for publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any Person).

(iv) Section 3.2(a)(iv) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent that is a REIT, a QRS or a TRS.

(v) All issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that are owned by Parent or any of its Subsidiaries are owned, directly or indirectly, by Parent free and clear of all Liens other than Permitted Liens and transfer restrictions imposed by any applicable Law or the Organizational Documents of any Subsidiary.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, 384,046,000 shares of Excess Stock, par value $0.01 per share, of Parent, and 7,054,000 shares of Preferred Stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). As of the close of business on April 13, 2021 (the “Parent Capitalization Date”), (A) 433,448,386 shares of Parent Common Stock were issued and outstanding (including 2,729,766 shares of Parent Common Stock underlying Parent Restricted Stock Awards), (B) 9,000 shares of 5.125% Class L Cumulative Redeemable Preferred Stock issued and outstanding, (C) 10,580 shares of 5.25% Class M Cumulative Redeemable Preferred Stock issued and outstanding, (D) options to purchase 815,755 shares of Parent Common Stock granted under the Parent Equity Plans (each, a “Parent Stock Option”) were outstanding (including 2,250 shares of Parent Common Stock pursuant to Parent Stock Options that have been exercised but not yet settled), (E) Parent RSU Awards relating to 1,459,180 shares of Parent Common Stock were outstanding (assuming, in the case of performance-based Parent RSU Awards, the achievement of maximum performance) and (F) 60,743 shares of Parent Common Stock were reserved for issuance upon conversion of partnership units. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii) Except as set forth in Section 3.2(b)(i), as of the date hereof, (A) Parent does not have any shares of capital stock or other equity or voting interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date as a result of the exercise of Parent Stock Options outstanding as of the Parent Capitalization Date and the settlement of Parent RSU Awards outstanding as of the Parent Capitalization Date and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity or voting interests to which Parent or any of its Subsidiaries is a party or otherwise bound obligating Parent or any of its Subsidiaries to: (1) issue, transfer or sell any shares of capital stock or other equity or voting interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (4) provide a material amount of funds to, or make a material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent that is not wholly owned by Parent.

(iii) No Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.

(iv) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of Parent or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Authority; No Violation.

(i) Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Parent Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and all other necessary corporate action on the part of Parent, other than the receipt of the Parent Required Vote and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Harris County Clerk and the SDAT, as applicable, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes, subject to the execution and delivery by the Company, a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.

(ii) The execution and delivery by Parent of this Agreement does not, and, except as described in Section 3.2(c)(iii) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Parent or any Subsidiary of Parent or to which any of their respective properties or assets are bound or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Parent or any Subsidiary of Parent or (C) conflict with or result in any violation of any Laws applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets, other than in the case of clauses (A) and (B) (with respect to Parent Joint Ventures and Subsidiaries of Parent that are not Significant Subsidiaries) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) as may be required in connection with federal, state or local transfer Taxes, and (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Harris County Clerk pursuant to the TBOC and the SDAT pursuant to the MGCL, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Parent has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates and after giving effect to any amendments or supplements thereto, the Parent SEC Documents at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, each as in effect on the date such Parent SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review. As of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been adequately addressed. None of the Company’s Subsidiaries is, or at any time since December 31, 2018 has been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii) The consolidated financial statements of Parent and its Subsidiaries included or incorporated by reference into the Parent SEC Documents, including notes and related schedules, complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto) and fairly present, or, in the case of consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presents, in each case in all material respects, the results of operations, retained earnings (loss), and changes in financial position for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(iii) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (1) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Parent’s ability to record, process, summarize, and report financial information and (2) any fraud, whether or not material, that involves management or other employees of Parent or any Subsidiary who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date of this Agreement.

(iv) There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, of the type that would be required to be disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) prepared in accordance with GAAP, other than: (A) liabilities for obligations reflected or reserved against in Parent’s most recent balance sheet or disclosed in the notes thereto contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (D) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(v) Neither Parent nor any Subsidiary of Parent is a party to, nor does it have any legally binding commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent in Parent’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(e) Information Supplied. None of the information with respect to Parent and its Subsidiaries that Parent supplies for inclusion or incorporation by reference in (i) the Form S 4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed or made available to the Company’s shareholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, with respect to information regarding Parent and its Subsidiaries, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Parent and each of its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2018 from a Governmental Entity asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Entity sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(g) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date of this Agreement, (i) there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets and (ii) there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of their respective properties or assets which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date of this Agreement, there is no pending material suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) that was initiated or commenced by Parent or any of its Subsidiaries against any other Person.

(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

(i) Parent and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;

(ii) In the past five years, neither Parent nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(iii) There are no ongoing disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any pending litigation or administrative proceeding relating to Taxes;

(iv) No deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent’s knowledge, threatened, by any governmental authority, which deficiency has not yet been paid, settled, or otherwise provided for;

(v) Neither Parent nor any of its Subsidiaries has received a private letter ruling from the IRS or similar written ruling of another taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes (other than any such agreement that has been fully performed prior to the date of this Agreement);

(vi) Neither Parent nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

(vii) Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;

(viii) During the period commencing as of January 1, 2015, through the date of this Agreement, neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(ix) Since January 1, 2015, (A) neither Parent nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither Parent nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since January 1, 2015, neither Parent nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2015, neither Parent nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code;

(x) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business and Tax Protection Agreements listed in Section 3.2(h)(xvii) of the Parent Disclosure Letter;

(xi) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for tax purposes (other than a group the common parent of which was Parent or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;

(xii) Parent (A) for all taxable years commencing with its taxable year ended December 31, 1992, through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT, and no challenge to the Parent’s status as a REIT by the IRS or any other tax authority is pending or, to the knowledge of Parent, threatened;

(xiii) Each Subsidiary of Parent has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT;

(xiv) Neither Parent nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or the Treasury Regulations thereunder);

(xv) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(xvi) Neither Parent nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xvii) Section 3.2(h)(xvii) of the Parent Disclosure Letter sets forth all Tax Protection Agreements currently in force to which Parent or any of its Subsidiaries is a party;

(xviii) There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries, except Permitted Liens;

(xix) Parent has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xx) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.

(i) Material Contracts. Except for contracts filed as exhibits to a Parent SEC Document filed prior to the date hereof, (i) Section 3.2(i) of the Parent Disclosure Letter sets forth a true, complete and correct list of all Parent Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy (in all material respects) of each Parent Material Contract, as of the date of this Agreement, has been made available by Parent to the Company prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each of the Parent Material Contracts is a valid and binding obligation of Parent or the Subsidiary of Parent that is a party thereto, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any Subsidiary of Parent’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Material Contract to which the Company or any Subsidiary of Parent is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(j) Benefit Plans.

(i) Section 3.2(j)(i) of the Parent Disclosure Letter contains a true, complete and correct list of each Benefit Plan sponsored, maintained or contributed by Parent or any of its Subsidiaries, or which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or with respect to which Parent or its Subsidiaries otherwise has any liability (the “Parent Benefit Plans”). No Parent Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of Parent or any of its Subsidiaries residing outside of the United States.

(ii) Parent has delivered or made available to the Company prior to the date of this Agreement a true, correct and complete copy of each Parent Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Parent Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Parent Benefit Plan.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualifications from the IRS or is entitled to rely on an advisory or opinion letter as to its qualifications issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Parent nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Parent or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of Parent, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Parent Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Parent or its Subsidiaries in accordance with the provisions of each of the Parent Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP and (F) there are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(v) With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (each, a “Parent Title IV Plan”): (A) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (B) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (C) the present value of accrued benefits under such Parent Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Title IV Plan’s actuary with respect to such Parent Title IV Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its ERISA Affiliates, and (G) the PBGC has not instituted proceedings to terminate any such Parent Title IV Plan and, to the knowledge of Parent, no circumstances exist which could serve as a basis for the institution of such proceedings.

(vi) Except as set forth on Section 3.2(j)(vi) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) increase any benefits otherwise payable or trigger any other obligation under any Parent Benefit Plan, (B) result in any acceleration of the time of payment, funding or vesting of any such benefits or (C) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

(vii) No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) there are no pending or, to the knowledge of Parent, threatened in writing strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (the “Parent Employees”), (B) there is no union organizing effort pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened in writing, with respect to the Parent Employees, (D) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened in writing with respect to the Parent Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(ii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance with all applicable Laws relating to (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination or harassment, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) From December 31, 2020 through the date of this Agreement, (A) Parent and its Subsidiaries have, except in connection with matters relating to this Agreement and Parent’s review of strategic alternatives or the conclusion thereof, conducted their respective businesses in the ordinary course in all material respects and (B) neither the Company nor any of its Subsidiaries has taken any action other than the execution and delivery of this Agreement that, if taken after the date hereof, would constitute a breach of or require the consent of the Company under Section 4.2(b) (other than Section 4.2(b)(i), Section 4.2(b)(ii), Section 4.2(b)(iv), Section 4.2(b)(v), Section 4.2(b)(vi) or Section 4.2(b)(xiii) (to the extent related to the foregoing)).

(ii) Since December 31, 2020, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(m) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Parent, (ii) resolved to recommend that the common stockholders of Parent approve the Merger and directed that the Merger be submitted for consideration by such holders of Parent Common Stock at the Parent Stockholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Parent Common Stock as set forth in Parent’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.

(n) Vote Required. The affirmative vote of the holders of shares of Parent Common stock entitled to cast a majority of all the votes entitled to be cast on the Merger (the “Parent Required Vote”) is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Merger, and no other vote of the holders of any class or series of capital stock of Parent is necessary in order to approve this Agreement or the transactions contemplated hereby.

(o) Properties.

(i) Section 3.2(o)(i) of the Parent Disclosure Letter sets forth in all material respects a true, correct and complete list of (A) the address of each real property owned or leased (for the avoidance of doubt, as lessor or lessee) by Parent or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Parent and any of its Subsidiaries in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”) and (B) the address of each real property owned or leased by any of the Parent Joint Ventures, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Parent Joint Ventures in and to (1) all buildings, structures and other improvements and fixtures located on or under such real property and (2) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Parent Joint Venture Property” and collectively referred to herein as the “Parent Joint Venture Properties”). Section 3.2(o)(i) of the Parent Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent, a Subsidiary of Parent or any Parent Joint Venture for purchase or which is required under a written agreement to be leased or subleased as tenant or subtenant by Parent, a Subsidiary of Parent or any Parent Joint Venture after the date of this Agreement. Except as set forth on Section 3.2(o)(i) of the Parent Disclosure Letter, there are no real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Parent, any of its Subsidiaries or any of the Parent Joint Ventures owns or leases any real property which is not set forth on Section 3.2(o)(i) of the Parent Disclosure Letter.

(ii) Parent or a Subsidiary of Parent owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, a Parent Joint Venture owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Joint Venture Properties, in each case free and clear of Liens (except for Permitted Liens) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(iii) Since December 31, 2018, (A) neither Parent nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (2) written notice of any uncured violation of any Laws affecting any of the Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Parent Properties.

(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(v) True and complete copies (in all material respects) of all leases (the “Parent Leases”) affecting the interest of Parent or any of its Subsidiaries in the Parent Properties (for the avoidance of doubt, as lessor or lessee) that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Parent Leases”), have been made available by Parent to the Company. Except set forth in Section 3.2(o)(v) of the Parent Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, as of the date of this Agreement, no other party is in breach or violation of, or default under, any Material Parent Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any of its Subsidiaries, or, to the knowledge of Parent, as of the date of this Agreement, any other party thereto in each case, with or without notice or lapse of time or both, and as of the date of this Agreement, no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (C) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Subsidiary of Parent and, to the knowledge of Parent, as of the date of this Agreement with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date of this Agreement, no purchase option has been exercised under any Material Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(vii) Except as set forth in Contracts made available to the Company prior to the date of this Agreement, there are no written contracts for sale or ground lease, or letters of intent to sell or ground lease, any Parent Property or any material portion thereof, which, in each case, is in favor of any party other than Parent or a Subsidiary of Parent (a “Parent Third Party”) and has been entered into prior to the date of this Agreement and not consummated or terminated prior to the date of this Agreement.

(viii) Except pursuant to any Parent Lease, neither Parent nor any of its Subsidiaries is a party to any Parent Material Contract (A) pursuant to which Parent or any of its Subsidiaries manages, or manages the development of, any material real property for any Parent Third Party or (B) relating to the use or occupancy of the Parent Properties.

(ix) Parent or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property that is owned in fee or ground leased (each, a “Parent Title Insurance Policy”). Since December 31, 2018, no written claim has been made against any Parent Title Insurance Policy, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(x) Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. None of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(xi) Neither Parent nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Parent Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (B) received written notice of any physical damage to any Parent Properties which has had or would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on Parent.

(xii) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties that is necessary for any pending construction of any buildings (and any improvement thereon) on any of the Parent Properties, including parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties, has failed to be obtained or is not in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license and, to the knowledge of Parent, no event has occurred or circumstances exist that has given rise to, or serves as a basis for Parent or its Subsidiaries not obtaining, any certificates, variances, permits or licenses reasonably necessary for the operation of such buildings once constructed, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

(i) (A) Parent, each of its Subsidiaries, each of the Parent Properties and, to the knowledge of Parent, each Parent Joint Venture Property is, and since December 31, 2018 has been, in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or, to the knowledge of Parent, any Parent Joint Venture under any applicable Environmental Laws; and (C) none of Parent, its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures has any received written notice of violation or potential liability, or any investigation, under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Parent, any of its Subsidiaries or, to the knowledge of Parent, any Parent Joint Venture that remains unresolved.

(ii) Neither Parent nor any of its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures have used, generated, stored, treated or handled any Hazardous Materials, including on the Parent Properties and Parent Joint Venture Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Parent Properties or Parent Joint Venture Properties in violation of applicable Environmental Laws. Neither Parent nor any of its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures has caused a release of Hazardous Materials, including on any Parent Property or, to the knowledge of Parent, any Parent Joint Venture Property, and, to the knowledge of Parent, no other Person has caused a release or threatened release of Hazardous Materials on any Parent Property or Parent Joint Venture Property (and to the knowledge of Parent, no Parent Properties or Parent Joint Venture Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

(iii) To the knowledge of Parent, all Hazardous Material which has been removed from any Parent Properties or Parent Joint Venture Properties and any properties formerly owned, leased or operated by Parent or the Parent Joint Ventures was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(q) Intellectual Property. Except as set forth in Section 3.2(q) of the Parent Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (A) Parent and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Parent Intellectual Property”) necessary to carry on their business substantially as currently conducted, (B) neither Parent nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Parent, there are no infringements of or conflicts with, the rights of others with respect to the conduct of the business of Parent and its Subsidiaries as it is currently conducted and planned to be conducted, (C) to the knowledge of Parent, no Person is infringing on or conflicting with any rights of Parent Intellectual Property, (D) Parent and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use and (E) the computers, software, hardware and all other information technology equipment owned, leased or licensed by Parent and its Subsidiaries and used in their businesses operate and perform as required by Parent or its Subsidiaries in connection with their business and have not suffered any material malfunction or disruption since December 31, 2018.

(r) Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by Parent and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Parent and its Subsidiaries and for the operation of the Parent Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Parent nor any of its Subsidiaries has received any written claim or notice indicating that Parent or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Parent no such noncompliance exists.

(s) Insurance. Parent and its Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Parent Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as Parent believes is reasonable and customary for the business of Parent and its Subsidiaries. Parent or the applicable Subsidiary of Parent has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries taken as a whole. All such policies are in full force and effect and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor as of the date hereof has Parent or any of its Subsidiaries received any written notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent’s industry. Section 3.2(s) of the Parent Disclosure Letter sets forth a list of all claims made during the period commencing on December 31, 2018 and ending on the date hereof by Parent or any Subsidiary of Parent pursuant to the Parent Insurance Policies with a value that could exceed $2,000,000.

(t) Investment Company Act of 1940. Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed each of Barclays Capital Inc. and Lazard Freres & Co. LLC as its financial advisor.

(v) Opinion of Parent Financial Advisor. The Board of Directors of Parent has received the opinion of each of Barclays Capital Inc. and Lazard Freres & Co. LLC, financial advisors to Parent, to the effect that, as of the date of the opinion and based on and subject to the assumptions, qualifications, limitations and other matters as set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and correct copy of such opinion will be provided to the Company by Parent solely for informational purposes within three Business Days after the date of this Agreement.

(w) No Additional Representations. Except for the representations and warranties contained in Section 3.2, Parent acknowledges that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.1 of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with the Company’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures and discussed in advance with Parent or (v) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact, maintain its material assets and properties in their current condition (normal wear and tear excepted) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of the Company as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (w) as expressly contemplated or permitted by this Agreement, (x) as set forth in Section 4.1 of the Company Disclosure Letter, (y) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or (z) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that with respect to any action which is a subject matter of a subclause of this Section 4.1(b), if such action is permitted by the express terms of such subclause of this Section 4.1(b), such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):

(i) amend or waive any provision under the Organizational Documents of the Company or amend in any material respect or waive any provision under the Organizational Documents of any of its Subsidiaries;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries;

(iii) enter into any new material line of business or form or enter into a material partnership or operating partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the declaration and payment by the Company of dividends, payable quarterly with declaration, record and payment dates consistent with past practice (subject to Section 5.11), for the first quarterly dividend paid after the date of this Agreement, at a rate not to exceed $0.23 per Company Common Share and thereafter, at a rate not to exceed a quarterly rate of $0.30 per Company Common Share, and (B) the declaration and payment of dividends or other distributions to the Company by any direct or indirect wholly owned Subsidiary of the Company, and (C) the declaration and payment of dividends or other distributions by any Subsidiary in accordance with its Organizational Documents as in effect prior to the date of this Agreement and provided to Parent prior to the date hereof; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), the Company and any of its Subsidiaries shall, subject to Section 5.11, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for the Company or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Company Distribution”);

(v) except for (A) issuances of Company Common Shares upon the settlement of Company Restricted Share Awards in accordance with the terms of the Company Equity Plans and award agreements thereunder as in effect on the date of this Agreement, (B) issuances by a wholly owned Subsidiary of the Company of equity interests to its parent or to another wholly owned Subsidiary of the Company or issuance of any directors’ qualifying shares in accordance with applicable Law, or (C) issuances of Company Common Shares to any Person that tenders any Raleigh Limited Partnership Units pursuant to the Raleigh Limited Partnership Agreement, Madison Village Limited Partnership Units pursuant to the Madison Village Limited Partnership Agreement or Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of the Company’s capital shares or other equity or voting interests or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares, restricted stock units, performance shares, performance stock units or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity or voting interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of Company Common Shares tendered by holders of Company Restricted Share Awards in accordance with the terms of the Company Equity Plans and award agreements thereunder as in effect on the date of this Agreement in order to satisfy obligations to pay Tax withholding obligations with respect thereto, (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.1(b)) and (C) redemptions of Raleigh Limited Partnership Units pursuant to the Raleigh Limited Partnership Agreement, Madison Village Limited Partnership Units pursuant to the Madison Village Limited Partnership Agreement and Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement;

(vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.1(h) (without regard to any materiality or similar qualification set forth therein);

(viii) other than pursuant to Company Third Party Agreements or acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions as set forth on Section 4.1(b)(viii) of the Company Disclosure Letter, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of or by forming a partnership or joint venture with, any Person, or by any other manner, any real property, any material personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.1(h) (without regard to any materiality or similar qualification set forth therein), or (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.1(b));

(ix) vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any Company Joint Venture that would be prohibited by this Section 4.1(b) if such Company Joint Venture was a Subsidiary of the Company;

(x) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on Company Property that are not material to the Company in the ordinary course of business and that would not be material to any Company Property and do not secure Indebtedness, (B) any assets, other than real property, in the ordinary course of business consistent with past practice, (C) transactions solely between or among wholly owned Subsidiaries of the Company, and (D) sales required or permitted by existing purchase rights or options existing on the date of this Agreement and set forth in Section 4.1(b)(x) of the Company Disclosure Letter;

(xi) incur, create, assume, refinance or replace any Indebtedness or issue or amend or modify the terms of any Indebtedness or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except (A) Indebtedness incurred under the revolving credit facility of the Company Credit Facility as in effect as of the date hereof for working capital purposes in the ordinary course of business in an aggregate principal amount not to exceed $40,000,000 at any time outstanding and (B) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(xii) change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Company Material Contract), except for (A) any action permitted under Section 4.1(b)(xi) or under Section 4.1(b)(xiv), (B) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any of its Subsidiaries or (C) pursuant to Company Third Party Agreements;

(xiv) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for (A) any termination or renewal in accordance with the terms of any existing Material Company Lease that occurs automatically without any action by the Company or any of its Subsidiaries, (B) terminating any Material Company Lease as a result of a default by the counterparty to such Material Company Lease (in accordance with the terms of such Material Company Lease and subject to any applicable cure period therein), or (C) as set forth in Section 4.1(b)(xiv) of the Company Disclosure Letter;

(xv) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) loans or advances required to be made under any Company Lease, or (C) capital contributions or loans expressly required by the Organizational Documents of the Subsidiaries as in effect prior to the date of this Agreement;

(xvi) take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, other than any redemption or purchase of interests in any Subsidiary of the Company that causes such Subsidiary to dissolve or become a disregarded entity for U.S. federal income tax purposes and that is effectuated in accordance with the Organizational Documents of such Subsidiary as in effect prior to the date of this Agreement;

(xvii) make or commit to make any capital expenditures other than pursuant to the Company’s budgets made available to Parent or as contemplated in Section 4.1(b)(xvii) of the Company Disclosure Letter;

(xviii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix) make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate, to (A) preserve the Company’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) initiate or commence any suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) against any other Person (other than in connection with any termination of any Company Lease that is not a Material Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein)), or, other than as permitted by Section 5.15, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $2,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries, Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of any liability by the Company or any of its Subsidiaries; provided that this Section 4.1(b)(xx) shall not apply to any claim, suit, or proceeding with respect to Taxes;

(xxi) except as required by any Company Benefit Plan in effect as of the date hereof and except as set forth on Section 4.1(b)(xxi) of the Company Disclosure Letter, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Company Restricted Share Awards) to, any current or former directors, employees or other natural person, independent contractor or consultant of the Company or any of its Subsidiaries, (B) grant or provide any change of control, severance, bonus, retention or other similar payments or benefits to any director, employee or other individual service provider of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A, 457A or 4999 of the Code), (C) establish, adopt, enter into or amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (D) enter into any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the services (other than for cause) of any independent contractor of the Company or any of its Subsidiaries who is a natural person with a total annual compensation opportunity in excess of $300,000, with the incremental cost of all compensation and benefits provided to such newly hired or promoted independent contractors not to exceed $600,000 in the aggregate, (F) hire, promote or terminate the employment (other than for cause) of any Company Employee with a total annual compensation opportunity in excess of $100,000, with the incremental cost of all compensation and benefits provided to such newly hired or promoted employees not to exceed $500,000 in the aggregate, or (G) take any action to accelerate the vesting or payment, or lapsing of restrictions, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;

(xxii) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xxi);

(xxiii) enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any Tax Protection Agreement to which the Company or any of its Subsidiaries is a party;

(xxiv) enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);

(xxv) demolish or enter into any Contract to demolish any material structures on any of the Company Properties or Company Joint Venture Properties, except in connection with the initial development of such properties;

(xxvi) except as set forth on Section 4.1(b)(xxvi) of the Company Disclosure Letter, granting the deferral of any rent in excess of $1,000,000 in the aggregate or the abatement of any rent or other obligations of any tenant under any Material Company Lease; or

(xxvii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement:

(i) subject to Section 5.11, nothing in this Agreement shall prohibit or restrict the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Trust Managers of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code (including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement) or to preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code; and

(ii) the Company’s obligations under this Section 4.1 to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any Company Joint Venture and its subsidiaries, be subject to (1) the Organizational Documents of such entity and its subsidiaries, (2) the scope of the Company’s or its Subsidiaries’ power and authority to bind such entity and its subsidiaries, and (3) the Company’s and its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders; provided that the Company or such Subsidiary has exercised all of its respective rights under such Organizational Documents of such Subsidiary or entity subject to such duties.

(d) The Company shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(c) and Section 6.3(d), (ii) deliver to Dentons US LLP (or other nationally recognized law firm reasonably satisfactory to the Company) and Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable Dentons US LLP and Wachtell, Lipton, Rosen & Katz (or, if applicable, such other nationally recognized law firm(s)) to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Company Tax Representation Letter”),

and (iii) deliver to Company’s counsel or other tax advisor reasonably satisfactory to Parent (it being agreed and understood that Dentons US LLP is reasonably satisfactory to Parent) (“Company’s REIT Counsel”) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company and containing customary representations of the Company as shall be reasonably necessary or appropriate to enable the Company’s REIT Counsel to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

(e) Nothing contained in this Agreement will give to Parent, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations and the Company will not be required to obtain the consent of Parent under this Agreement if doing so would violate any applicable Law.

Section 4.2 Covenants of Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with Parent’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures and discussed in advance with the Company or (v) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact, maintain its material assets and properties in their current condition (normal wear and tear excepted) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Parent as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (w) as expressly contemplated or permitted by this Agreement, (x) as set forth in Section 4.2 of the Parent Disclosure Letter, (y) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (z) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that with respect to any action which is a subject matter of a subclause of this Section 4.2(b), if such action is permitted by the express terms of such subclause of this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):

(i) amend or waive any provision under any of the Organizational Documents of Parent in a manner that would materially and adversely affect the holders of Company Common Shares;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting interests of Parent or any of its Subsidiaries;

(iii) enter into any new material line of business;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the declaration and payment by Parent of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, (1) in respect of shares of Parent Common Stock at a rate not to exceed a quarterly rate of $0.17 per share of Parent Common Stock, (2) in respect of shares of Parent’s 5.125% Class L Cumulative Redeemable Preferred Stock pursuant to the terms thereof and (3) in respect of shares of Parent’s 5.25% Class M Cumulative Redeemable Preferred Stock pursuant to the terms thereof and (B) the declaration and payment of dividends or other distributions to Parent by any direct or indirect wholly owned Subsidiary of Parent, and (C) the declaration and payment of dividends or other distributions by any Parent Joint Venture in accordance with its Organizational Documents as in effect prior to the date of this Agreement; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Parent and any of its Subsidiaries shall, subject to Section 5.11, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Parent or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Parent Distribution”);

(v) except for (A) issuances of shares of Parent Common Stock upon the exercise or settlement of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards, (B) grants of Parent equity awards made in the ordinary course of business consistent with past practice or otherwise required by any Parent Benefit Plan and (C) issuances by a wholly owned Subsidiary of Parent of equity interests to its parent or to another wholly owned Subsidiary of Parent or issuance of any directors’ qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Parent’s capital stock or other equity or voting interests or that of a Subsidiary of Parent, any Voting Debt, any stock appreciation rights, stock options, restricted shares, restricted stock units, performance shares, performance stock units or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Parent Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity or voting interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Parent to redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests or any securities convertible into or exercisable for any shares of its capital stock or other equity or voting interests, except for (A) acquisitions of shares of Parent Common Stock tendered by holders of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.2(b)), (C) redemptions of Parent Joint Venture or operating partnership interests pursuant to the Organizational Documents of such entities and (D) pursuant to repurchase plans described in the Parent SEC Documents in the ordinary course of business;

(vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.2(h) (without regard to any materiality or similar qualification set forth therein);

(viii) vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any Parent Joint Venture that would be prohibited by this Section 4.2(b) if such Parent Joint Venture was a Subsidiary of Parent;

(ix) change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;

(x) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, other than any redemption or purchase of interests in any Parent Joint Venture that causes such Parent Joint Venture to dissolve or become a disregarded entity for U.S. federal income tax purposes and that is effectuated in accordance with the Organizational Documents of such Parent Joint Venture as in effect prior to the date of this Agreement

(xi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xii) make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate, to (A) preserve Parent’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; or

(xiii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.11, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code (including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement) or to preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.

(d) Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(d) and Section 6.3(c), (ii) deliver to Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) and Dentons US LLP (or other nationally recognized law firm reasonably satisfactory to the Company) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz and Dentons US LLP (or, if applicable, such other nationally recognized law firm(s)) to render the opinions described in Section 6.3(c) and Section 6.2(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Parent Tax Representation Letter”); and (iii) deliver to Parent’s counsel or other tax advisor reasonably satisfactory to the Company (it being agreed and understood that each of Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP is reasonably satisfactory to the Company) (“Parent’s REIT Counsel”) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Parent’s REIT Counsel to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, and, in any event, within 45 calendar days after the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Company shareholders at the Company Shareholders Meeting and to the Parent common stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party will provide the other Party with a copy of all such filings made with the SEC. Parent and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable following the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to any of the

Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Required Vote and if so desired and mutually agreed by the Parties, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Unless a Change in Recommendation has occurred in accordance with Section 5.4, the Company and the Board of Trust Managers of the Company shall use their reasonable best efforts to obtain from the shareholders of the Company the Company Required Vote. Unless a Change in Recommendation has occurred in accordance with Section 5.4, the Company and its Board of Trust Managers will recommend to its shareholders approval of the Merger and the Company shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Required Vote, whether or not a quorum is present, the Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Shareholders Meeting; provided that the Company Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Company Shareholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its Board of Trust Managers of any Acquisition Proposal, by any Change in Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Recommendation.

(c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its common stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Required Vote and if so desired and mutually agreed by the Parties, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Parent and the Board of Directors of Parent shall use its reasonable best efforts to obtain from the common stockholders of Parent the Parent Required Vote. Parent and its Board of Directors will recommend to its common stockholders approval of the Merger and Parent shall cause the Joint

Proxy Statement/Prospectus and the Form S-4 to include such recommendation (the “Parent Recommendation Actions”). Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the Parent Stockholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Required Vote, whether or not a quorum is present, Parent shall have the right to (and at the request of the Company shall) make one or more successive postponements or adjournments of the Parent Stockholders Meeting; provided that the Parent Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Parent of its obligation to submit the Merger to its common stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Parent Stockholders Meeting and to take the Parent Recommendation Actions pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or its Board of Directors of any Acquisition Proposal.

(d) Each of Parent and the Company shall cooperate and use their reasonable best efforts to cause the Parent Stockholders Meeting and the Company Shareholders Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.2 Access to Information. Upon reasonable notice, and at the reasonable request of the other Party, each of the Company and Parent, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, shall (and shall cause each of its Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties (provided that no invasive testing may be conducted), books, contracts, records, personnel and Representatives; provided that all such access shall be coordinated through the other Party or its Representatives in accordance with such procedures as they may reasonably establish. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will cooperate in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by any Party shall affect the representations and warranties of any other Party. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2.

Section 5.3 Efforts; Notice of Certain Events.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws.

(b) Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic or videoconference substantive meeting with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any such meeting or discussion with any Governmental Entity or Person relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or the Surviving Corporation; (ii) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Parent and the Company shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Parent and the Company shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities in order to obtain such consents.

(e) Each of the Company, the Board of Trust Managers of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.4 Non-Solicitation; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries nor any of the Affiliates, directors, officers and employees of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”), or (v) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, prior to the time the Required Company Vote is obtained, in response to the receipt of a bona fide written Acquisition Proposal (that did not result from the Company’s breach of this Section 5.4 in any material respect) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4 and the Company first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having confidentiality and use provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) (it being understood that such Acceptable Confidentiality Agreement need not prohibit the making or amending of an Acquisition Proposal), the Company shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information in response to a request therefor to the Person who has made such Acquisition Proposal; provided that prior to taking any action described in clause (A) or (B) above, the Board of Trust Managers of the Company determines in good faith based on the information then available and after consultation with outside legal counsel and its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal (and, for the avoidance of doubt, such actions shall not a breach of Section 5.4(a)). The Company shall provide Parent with a copy of any nonpublic information provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Parent. Neither the Company nor any of its Subsidiaries shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 5.4.

(ii) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal (or any Person in circumstances that would be reasonably expected to be in connection with the consideration of or the making of an Acquisition Proposal), or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and promptly confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence, including proposed agreements). The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information to any Person in accordance with this Section 5.4(b) and keep Parent reasonably informed of the material status and terms of any such discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material written correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Trust Managers of the Company, nor any committee thereof, shall (A) withhold, withdraw, qualify or modify in any manner adverse to Parent, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Parent, the Company Recommendation (it being understood that the Board of Trust Managers of the Company may take no position with respect to an Acquisition Proposal that is structured as a tender offer or exchange offer until the close of business on the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (B) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication or (D) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to reaffirm the Company Recommendation within five Business Days of Parent’s written request that the Company do so (provided that Parent shall be entitled to make such a written request for reaffirmation only once with respect to each Acquisition Proposal and once for each material amendment to each such Acquisition Proposal) (any of the foregoing (A), (B), (C) or (D), a “Change in Recommendation”).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to the time the Required Company Vote is obtained, the Board of Trust Managers of the Company may make a Change in Recommendation in connection with or relating to a Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 7.1(i), if and only if (A) a bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4 in any material respect) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Trust Managers of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Trust Managers of the Company has determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 7.1(i) would be inconsistent with the Trust Manager’s duties under applicable Law and (D) (x) the Company provides Parent with at least 96 hours written notice stating that the Company will effect a Change of Recommendation pursuant to this Section 5.4(b)(iv) or the Board of Trust Managers of the Company will authorize the Company to terminate this Agreement pursuant to Section 7.1(i) at the expiration of such 96 hour period, which notice shall (I) provide the identity of the Person making the Superior Proposal and (II) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Superior Proposal; provided, however, that any change to the financial terms or any other material changes to the terms and conditions of such Superior Proposal shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this Section 5.4(b)(iv) (provided that references to the 96 hour period above shall be deemed to refer to a two Business Day period (provided, that, for purposes of this Section 5.4(b)(iv), if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one Business Day in such two Business Day period) in connection with the delivery of any such new notice), (y) during the period described in clause (x), the Company and its Representatives negotiate in good faith (to the extent that Parent desires to negotiate) to make any revisions to the terms of this Agreement as would permit the Board of Trust Managers of the Company not to effect a Change of Recommendation in connection with the Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 7.1(i), and (z) following the 96 hour period described in clause (x) (or two Business Day period, as applicable), the Board of Trust Managers of the Company again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement that Parent has committed in writing prior to the expiration of such 96 hour period (or two Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the Superior Proposal continues to (1) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Person making the Superior Proposal, if executed and delivered by the Company and (2) constitute a Superior Proposal, and that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 7.1(i) with respect to such Superior Proposal would be inconsistent with the Trust Managers’ duties under applicable Law.

(v) Nothing contained in this Section 5.4 shall prohibit the Company or the Board of Trust Managers of the Company from: (A) complying with its disclosure obligations under federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), or (B) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to shareholders); provided that the foregoing clause (A) or (B) shall not permit the Board of Trust Managers of the Company to make any Change in Recommendation, except as permitted by Section 5.4(b)(iv).

(c) The Company agrees that (i) it will and will cause its Subsidiaries, and use its reasonable best efforts to cause its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal except to the extent a failure to do so would result in a breach of the duties of the members of the Board of Trust Managers of the Company under applicable Law, (iii) promptly after the date hereof, it will request that each Person that has previously executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal destroy or return all non-public information provided under such confidentiality agreement and (iv) it will promptly terminate the access of any third party to electronic datasite or data room established in connection with any such confidentiality agreement.

(d) The Company shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement in accordance with its terms.

Section 5.5 Takeover Restrictions. None of the Company, Parent, the Board of Trust Managers of the Company or the Board of Directors of Parent shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors or Board of Trust Managers, as applicable, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

Section 5.6 NYSE Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including the shares issuable upon exchange of Parent Common Stock pursuant to the Raleigh Limited Partnership Agreement, the Madison Village Limited Partnership Agreement and the Las Tiendas Units pursuant to the Las Tiendas Joint Venture Agreement) to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.7 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunity and target long-term incentive compensation opportunity that are no less favorable than the target annual cash bonus opportunity and target long-term incentive compensation opportunity provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) health and welfare benefits (other than severance benefits) that are substantially similar to those health and welfare benefits that are (x) provided to each such Continuing Employee immediately prior to the Effective Time or (y) provided to similarly situated employees of Parent or its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to employ any Person.

(b) Solely to the extent employee benefit plans of Parent and its Subsidiaries (exclusive of the Company and its Subsidiaries) provide benefits to any Continuing Employee on or following the Effective Time (each, a “Parent Benefit Plan”), Parent will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, (iii) give credit to any remaining benefit in each Continuing Employee’s account under the Company’s cafeteria plan and (iv) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for benefit accrual under any defined benefit pension plan, postretirement welfare plan or any plan maintained by Parent or any of its Subsidiaries under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits.

(c) Unless otherwise requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt board resolutions and take any corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) The provisions of this Section 5.7 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.7, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.8 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 (other than legal fees) shall be shared equally by the Company and Parent.

Section 5.9 Governance. Parent shall take such actions as are necessary to cause the Company Designee to become a member of the Board of Directors of Parent immediately after the Effective Time.

Section 5.10 Indemnification and D&O Insurance.

(a) For six years from and after the Effective Time, Parent shall indemnify and hold harmless each present and former trust manager, director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust employee benefit plan or other enterprise, or any of their predecessors, heirs, executors, trustees, fiduciaries and administrators (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds, and that Parent or the Surviving Corporation, as applicable, shall not have any obligation hereunder to any Indemnified Party, to the extent that a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and actions to enforce this Section 5.10(a)), in connection with such Indemnified Parties serving or having served as a trust manager, director, officer, agent or other fiduciary of the Company or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company or any of its Subsidiaries, in each case to the fullest extent permitted by Law and to the same extent that the Company or its Subsidiaries would have been permitted to do so pursuant to the Organizational Documents of the Company or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, Parent or the Surviving Corporation, as applicable, shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification or advancement pursuant to this Section 5.10, the provisions of this Section 5.10 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) All rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties, as provided in the Company’s or any of its Subsidiaries’ Organizational Documents or in any agreement that is set forth in Section 5.10(b) of the Company Disclosure Letter, in each case in effect as of the date of this Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms. After the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor such obligations in accordance with their terms to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them under applicable Laws. In addition, for a period of six years following the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Organizational Documents of the Company and such Subsidiaries, as applicable, as in effect on the date of this Agreement, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder respect, except as required by applicable Laws (it being understood and agreed that the Organizational Documents of Parent as of the date of this Agreement satisfy the requirements of the foregoing sentence).

(c) Prior to the Effective Time, Parent will shall obtain and fully pay the premium for “tail” insurance policies, effective as of the Effective Time, for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (collectively, “D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger and the other transactions or actions contemplated hereby); provided that in no event will the premium of such D&O Insurance coverage exceed 300% of the current annual premium paid by the Company for such purpose (the “Base Amount”); and provided, further, that if the premium of the D&O Insurance exceeds the Base Amount, Parent will obtain a policy with the greatest coverage available for a premium not exceeding the Base Amount. In lieu of Parent’s purchase of the D&O Insurance as contemplated in the immediately foregoing sentence, the Company may purchase, prior to (but effective as of) the Effective Time, the D&O Insurance, in which event Parent shall cease to have any obligations under the first sentence of this Section 5.9(c); provided, however, that the aggregate premium for such D&O Insurance shall not exceed the Base Amount. After the Effective Time, Parent shall cause the D&O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored.

(d) If Parent (or the Surviving Corporation) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent (or the Surviving Corporation) shall assume the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 will survive the Closing and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, any applicable Law or otherwise. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.10 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

Section 5.11 Dividends.

(a) It is agreed that (i) the Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid to common stockholders by either the Company or Parent prior to the Closing will be coordinated so that, if either the holders of Company Common Shares or the holders of Parent Common Stock receive a distribution for a particular calendar quarter prior to the Closing Date, then the holders of Parent Common Stock and the holders of Company Common Shares, respectively, shall also receive a distribution for such calendar quarter prior to the Closing Date and (ii) the Parties will coordinate such that any such quarterly distribution by the Company and Parent shall have the same record date and the same payment date, which shall be consistent with Parent’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the shareholders of the Company and the common stockholders of Parent receive the same number of such dividends prior to the Effective Time (provided that the amount of any such quarterly dividend declared by the Company must be consistent with Section 4.1(b)(iv) and the amount of any such quarterly dividend declared by Parent must be consistent with Section 4.2(b)(iv)). For the avoidance of doubt, Parent shall be permitted to declare and pay dividends in respect of shares of Parent’s 5.125% Class L Cumulative Redeemable Preferred Stock and shares of Parent’s 5.25% Class M Cumulative Redeemable Preferred Stock, in each case pursuant to the terms thereof.

(b) If the Company (in consultation with Parent) determines that it is necessary to declare a Special Company Distribution in accordance with Section 4.1(b)(iv), the Company shall notify Parent in writing at least 10 Business Days prior to the Company Shareholders Meeting and the Parent Stockholders Meeting, and the Merger Consideration shall be decreased by an amount equal to such Special Company Distribution, which shall be effected by reducing the Cash Consideration by an amount equal to the per share amount of the Special Company Distribution (it being understood that if the amount of the Special Company Distribution exceeds the amount of the Cash Consideration, the Stock Consideration shall also be appropriately reduced to reflect the full effect of the portion of the Special Company Distribution that exceeds the amount of the Cash Consideration). The record date and payment date for any dividend payable pursuant to this Section 5.11(b) shall be the close of business on the last Business Day prior to the Closing Date.

(c) If Parent (in consultation with the Company) determines that it is necessary to declare a Special Parent Distribution in accordance with Section 4.2(b)(iv), Parent shall notify the Company in writing at least 10 Business Days prior to the Company Shareholders Meeting and the Parent Stockholders Meeting, and the Company shall be entitled to declare a dividend per share payable to holders of Company Common Shares, in an amount per share equal to the product of (i) the Special Parent Distribution declared by Parent with respect to each share of Parent Common Stock and (ii) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.11(c) shall be the close of business on the last Business Day prior to the Closing Date.

(d) In the event that a dividend or other distribution with respect to the Company Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of Company Common Shares shall be entitled to receive such dividend or other distribution pursuant to and in accordance with Section 2.2.

Section 5.12 Public Announcements. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or (c) pursuant to the Company’s or Parent’s rights pursuant to Section 5.4, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public communications with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.13 Tax Matters.

(a) The Company and Parent agree to use their respective reasonable best efforts (before and, as relevant, after the Effective Time) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and neither Parent (or any Affiliate thereof) nor the Company (or any Affiliate thereof) shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Subject to the receipt of the opinions described in Section 6.2(c) and 6.3(c), the parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parent and the Company shall cooperate to use commercially reasonable efforts to minimize the amount of Transfer Taxes to the extent permitted by applicable Law. Any Transfer Taxes shall be the obligation of Parent (and its Affiliates) without deduction to or withholding from the Merger Consideration.

(c) The Company and Parent shall cooperate and consult in good faith with each other with respect to maintenance of the REIT status of the Company and Parent (and any of their Subsidiaries that is a REIT) for the Company’s and Parent’s 2021 taxable year (and that of any of their Subsidiaries that is a REIT).

Section 5.14 Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements (including relating to the preparation of pro forma financial statements), (iii) as promptly as reasonably practical, and in any event at least 20 days prior to the Closing Date, furnishing Parent and any of its financing sources with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date, in each case, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), in each case, prepared in accordance with GAAP and reviewed by the Company’s independent public accountants, and (C) any other information regarding the Company and its Subsidiaries that Parent may reasonably request in connection with the arrangement or execution of the Financing, (iv) obtain customary authorization letters, comfort letters and accountants’ consent letters as may be requested by Parent, and (v) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three Business Days prior to the Closing all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing and nothing in this Section 5.14(a) shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of the Company or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents, (y) the board of directors or similar governing body of the Company or any Subsidiary of the Company to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) the Company or any of its Subsidiaries to incur any liability prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent. It is understood and agreed that a failure to consummate a financing of the type described in the first sentence of this Section 5.14(a) shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this Section 5.14(a).

(b) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of any necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. The Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith); provided, that the effectiveness of any such Debt Transaction Documents or, in the case of a notice of prepayment or redemption, such prepayment or redemption, shall be expressly conditioned on the Closing.

(c) All material non-public or otherwise confidential information regarding the Company obtained by Parent or any of their respective Representatives pursuant to Section 5.14(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent may share non-public or otherwise confidential information with the rating agencies and actual or potential financing sources if the recipients of such information agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda. Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and its and their respective pre-Closing trust managers, directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under Section 5.14(a) and any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from (A) information furnished in writing by or on behalf of the Company, its Subsidiaries or its or their respective Affiliates or Representatives for use in connection with the debt financing, (B) the bad faith, gross negligence or willful misconduct by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives or (C) the material breach by the Company or its Subsidiaries of its or their obligations under this Agreement (clauses (A) through (C) collectively, the “Indemnity Exceptions”). Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries and Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by the Company or its Subsidiaries in connection with any cooperation provided under Section 5.14(a) (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses, but excluding the costs of the Company’s preparation of its annual quarterly and financial statements and any other information or data and excluding costs arising out of or resulting from the Indemnity Exceptions). The Company shall, and shall cause its Subsidiaries to deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Facility and any other indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least 10 Business Days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter with respect to each of the Company Credit Facility and (to the extent requested by the Parent to the Company in writing) any other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Facility (the “Payoff Letters”) and such other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (x) include the payoff amount (including customary per diem) and (y) provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facility or any such other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

Section 5.15 Transaction Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, trust managers, directors, officers or employees (“Company Transaction Litigation”), and shall keep Parent reasonably informed regarding any Company Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Company Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made by the Company in connection with any Company Transaction Litigation, and the Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not offer to make or make any payment with respect to any Company Transaction Litigation or to enter into any settlement, understanding or other agreement relating to any Company Transaction Litigation.

Section 5.16 Trust Manager Resignations. The Company shall cause to be delivered to Parent resignations executed by each Trust Manager of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.17 Delisting. Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.18 Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each of Parent and the Company to effect the Merger shall be subject to the satisfaction or waiver by Parent and the Company in writing, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Required Vote, and Parent shall have obtained the Parent Required Vote.

(b) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company in writing, at or prior to the Closing, of the following additional conditions:

(a) Parent Representations and Warranties. (i) The representations and warranties of Parent set forth in the first two sentences of Section 3.2(b)(i) and in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Parent set forth in Section 3.2(a), Section 3.2(b) (other than the first two sentences of Section 3.2(b)(i) and Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(u) and Section 3.2(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Performance of Parent Obligations. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Section 368 Opinion. The Company shall have received the written opinion of its counsel, Dentons US LLP (or another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Dentons US LLP (or, if applicable, another nationally recognized law firm reasonably satisfactory to the Company) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(d) REIT Opinion. The Company shall have received a tax opinion of Parent’s REIT Counsel, dated as of the Closing Date and addressed to Parent, in form and substance reasonably satisfactory to the Company, to the effect that, at all times since its taxable year ended December 31, 2015, and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of organization and operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Parent’s REIT Counsel may rely upon customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 4.2(d).

(e) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction or waiver by Parent in writing, at or prior to the Closing, of the following additional conditions:

(a) Company Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 3.1(b)(i) and in Section 3.1(b)(ii) and Section 3.1(b)(iii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b) (other than the first two sentences of Section 3.1(b)(i), Section 3.1(b)(ii) and Section 3.1(b)(iii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Company Obligations. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Section 368 Opinion. Parent shall have received the written opinion of its special counsel, Wachtell, Lipton, Rosen & Katz (or another nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Wachtell, Lipton, Rosen & Katz (or, if applicable, another nationally recognized law firm reasonably satisfactory to Parent) may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter.

(d) REIT Opinion. Parent shall have received a tax opinion of Company’s REIT Counsel, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to Parent, to the effect that, at all times since its taxable year ended December 31, 2015, and through the taxable year that ends with the Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Company’s REIT Counsel may rely upon customary representations contained in an officer’s certificate executed by the Company and provided pursuant to Section 4.1(d).

(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Parent or the Company (as applicable) only as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling;

(c) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., New York time, on January 15, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date;

(d) by Parent, at any time before (but not after) the time of the Company Required Vote if (i) a Change in Recommendation shall have been made or occurred or (ii) the Company or any trust manager of the Company shall have committed a Willful Breach of Section 5.4(a), other than in the case where such Willful Breach is the result of an isolated action by a trust manager of the Company without knowledge of or consent by the Company prior to such action, and is not any other action by the Company, and (A) the Company takes appropriate actions to remedy such Willful Breach upon discovery thereof, and (B) Parent or the Merger are not adversely affected in any material respect as a result thereof;

(e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach, failure to perform or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach, failure to perform or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(g) by either Parent or the Company, if the Company Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholders Meeting (including any adjournment or postponement thereof permitted or required pursuant to this Agreement);

(h) by either Parent or the Company, if the Parent Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting (including any adjournment or postponement thereof permitted or required pursuant to this Agreement); or

(i) by the Company, prior to the time the Company Shareholder Vote is obtained, but not after, the Board of Trust Managers of the Company authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.4(b)(iv).

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company or Parent or their respective trust managers or directors or Representatives or Affiliates, except as provided under Section 7.2(b), Section 7.2(e) and Section 7.2(f) and except with respect to Section 5.8, Section 5.12, the expense reimbursement and indemnification obligations of Parent in Section 5.14, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination; provided that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.

(b) Company Termination Fee.

(i) If (A) Parent terminates this Agreement pursuant to Section 7.1(d)(i) or (B) the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent the Company Termination Fee within two Business Days after the date of such termination.

(ii) In the event that this Agreement is terminated by (A) either by the Company or Parent pursuant to Section 7.1(c) or Section 7.1(g) or by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(f) and, in any case, prior to the date of termination the Company has received a bona fide Acquisition Proposal or a bona fide Acquisition Proposal has been publicly disclosed and not withdrawn and (B) within 12 months of the date of any termination referred to in clause (A) the Company enters into an Acquisition Agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(b)(ii), the references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”), then the Company shall, within two Business Days of the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Parent by wire transfer of immediately available funds to an account designated by Parent the Company Termination Fee.

(c) In no event shall this Section 7.2 require the Company to pay the Company Termination Fee on more than one occasion.

(d) If Parent decides to apply for a ruling from the IRS with respect to the tax consequences of the receipt of the Company Termination Fee, the Company shall cooperate with Parent and use commercially reasonable efforts to provide assistance (if any) requested by Parent with respect thereto.

(e) The payment of the Company Termination Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Company Termination Fee, except in the case of fraud or a Willful Breach. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in connection with this Section 7.2, from and after such termination and payment of the Company Termination Fee pursuant to this Section 7.2 and except in the case of fraud or a Willful Breach, the Company shall have no further liability of any kind for any reason in connection with this Agreement, the transactions contemplated hereby or the termination of this Agreement, other than as provided in this Section 7.2. Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and Parent would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to Parent under this Section 7.2 on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

(f) The “Company Termination Fee” shall be an amount equal to the lesser of (i) $115,000,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined in good faith by independent accountants to Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives Tax Guidance providing that Parent’s receipt of the unpaid Company’s Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, in which event the Company shall pay to Parent the unpaid Company Base Amount within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from counsel or other tax advisor or a ruling from the IRS.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt), sent by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to the Company, to:

Weingarten Realty Investors

2600 Citadel Plaza Drive, Suite 125

Houston, Texas 77008

Attention: Andrew M. Alexander

Fax No.: (713) 866-6049

Email: dalexander@weingarten.com

(b)	with a copy (which shall not constitute notice) to:

Dentons US LLP

2000 McKinney Avenue, Suite 199

Dallas, Texas 75201

Attention: Toni Weinstein

Fax No.: (214) 259-0910

Email: toni.weinstein@dentons.com

(c)	if to Parent, to:

Kimco Realty Corporation

500 N. Broadway, Suite 201

Jericho, New York 11753

Attention: Conor C. Flynn

Bruce M. Rubenstein

Email: CFlynn@kimcorealty.com

brubenstein@kimcorealty.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David E. Shapiro

Steven R. Green

Fax No.: (212) 403-2000

Email: DEShapiro@wlrk.com

SRGreen@wlrk.com

Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the item referred to has been provided to the receiving Party at least two Business Days prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, other than (a) after the Effective Time, with respect to the provisions of Section 5.10, which will inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, and (b) after the Effective Time, the rights of the holders of Eligible Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Trust Managers of the Company shall be subject to the laws of the State of Texas).

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10 Submission to Jurisdiction. With respect to any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement, each of the Parties agrees that it shall exclusively bring any action or proceeding in the Circuit Court for Baltimore City (Maryland), or, if that court does not have subject matter jurisdiction over a particular matter, the United States District Court for the District of Maryland, Northern Division) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. If any action or proceeding is filed in the Circuit Court for Baltimore City (Maryland), the Parties agree to request assignment of the action or proceeding to the Business and Technology Case Management Program of that court. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent an action or proceeding with respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement is brought by a Person that is not a Party, each of the Parties agrees to request and seek that the action or proceeding be brought in or transferred to the Circuit Court for Baltimore City (Maryland) or, if that court does not have subject matter jurisdiction over a particular matter, the United States District Court for the District of Maryland (Northern Division).

Section 8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement, the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent or any of its Affiliates) relating to (a) any transaction or series of transactions providing for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which, if consummated, would result in, any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company (or of the surviving parent entity in such transaction), as applicable, (b) any transaction or series of transactions providing for the direct or indirect acquisition or purchase of assets (including equity securities of the Company of any of its Subsidiaries) or businesses representing 15% or more of the consolidated net revenues, net income or total assets of the Company, taken as a whole, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York, the SDAT and the Harris County Clerk are closed for general business.

“Company Credit Facility” means collectively, that certain Third Amended and Restated Credit Agreement, dated as of December 11, 2019, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto and that certain Credit Agreement, dated as of March 27, 2015, between the Company and U.S. Bank, National Association, in each case as amended to date.

“Company Debt Agreements” means (a) the Company Credit Facility, (b) any mortgage, construction loan or other debt for borrowed money entered into by the Company or any of its Subsidiaries, (c) letters of credit and reimbursement obligations in respect thereof and (d) any obligations of the Company or any of its Subsidiaries under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging derivative transaction of any kind.

“Company Deferred Compensation Plan” means the Weingarten Realty Trust Deferred Compensation Plan effective as of April 1, 2016.

“Company Designee” means the Chairman of the Board of Trust Managers of the Company (or any other individual as may be agreed in writing by Parent and the Company at least 10 Business Days prior to the mailing of the Joint Statement/Prospectus).

“Company Equity Plans” means collectively, the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan, as amended effective April 24, 2018 and to be effective April 26, 2021, and the Weingarten Realty Investors 2001 Long Term Incentive Plan, as amended effective January 1, 2008.

“Company ESPP” means the Weingarten Realty Investors Amended and Restated 2002 Employee Share Purchase Plan dated May 10, 2010.

“Company Material Contract” means any Contract (other than this Agreement and any Benefit Plan) any to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

(a) is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC (but, for the avoidance of doubt, no Benefit Plan);

(b) (i) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits, in each case in any material respect, the business conducted by the Company or any of its Subsidiaries, the geographic area in which the Company or any of its Subsidiaries may conduct business or would otherwise impose any use restriction with respect to any property (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or its Subsidiaries;

(c) involves the future disposition or acquisition of assets outside of the ordinary course of business consistent with past practice and in excess of $25,000,000, any real property or any merger, consolidation or similar business combination transaction;

(d) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $5,000,000 during their remaining term;

(e) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than (x) any Contract in respect of a ground lease or retail leases or obligations thereunder, (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (z) any Contract solely among or between the Company and its wholly owned Subsidiaries;

(f) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;

(g) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has a market value of greater than $50,000,000 or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company;

(h) prohibits the payment of dividends or distributions in respect of Company Common Shares or shares or other equity interests of any Subsidiary of the Company;

(i) constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of $5,000,000; or

(j) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

“Confidentiality Agreement” means the Confidentiality Agreements, each dated as of February 11, 2021, each between Parent and the Company, as they may be amended.

“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release, handling or disposal of which is regulated, or for which liability or standards of care are imposed, under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, polychlorinated biphenyls, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon in indoor air at concentrations above U.S. Environmental Protection Agency action levels.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential earnout obligations, purchase price adjustment, release of “holdback” or similar payment), (e) all obligations under capital or finance leases, (f) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (g) all obligations under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging or derivative transaction of any kind, (h) any guarantee of such Person of any Indebtedness of any other Person and any keepwell or similar arrangement of such Person in respect of any other Person and (i) any Indebtedness of any other Person secured by a Lien on the property or assets of such Person

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Las Tiendas Joint Venture” means the joint venture governed by the Las Tiendas Joint Venture Agreement.

“Las Tiendas Joint Venture Agreement” means the Joint Venture Agreement of Weingarten Las Tiendas JV, dated as of April 1, 2004, between Las Tiendas Plaza Partnership, Ltd. and WRI Law Tiendas, L.P.

“Las Tiendas Units” means the OP Units (as defined in the Las Tiendas Joint Venture Agreement).

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, condition, easement, right of way, claim, infringement, interference, option, right of first refusal or first offer, preemptive or other third party right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Madison Village Limited Partnership” means the limited partnership governed by the Madison Village Limited Partnership Agreement.

“Madison Village Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of WRI Madison Village LP (formerly known as Markham West Shopping Center, L.P.), dated as of September 18, 1998, among Weingarten Nostat, Inc., a Texas corporation, as general partner, and the persons named therein, as limited partners.

“Madison Village Limited Partnership Units” means the Partnership Units (as defined in the Madison Village Limited Partnership Agreement).

“Material Adverse Effect” means, with respect to any Party, any Effect that (x) is materially adverse to the assets, financial condition, business or continuing results of operations of such Party and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays the ability of such Party to consummate the Merger or the other transactions contemplated hereby on or prior to the Outside Date; provided, however, a Material Adverse Effect shall not include any Effect to the extent arising out of or resulting from: (a) changes after the date hereof in general United States or global economic conditions, in financial, debt, securities, capital or credit markets, including changes in interest rates, general business, labor or regulatory conditions or social or political conditions; (b) changes after the date hereof generally affecting the industry or industries in which such Party or any of its Subsidiaries operates or any of the markets or geographical areas in which such Party or any of its Subsidiaries operate; (c) changes or proposed changes after the date hereof in Law or the interpretation thereof or in GAAP or the interpretation thereof; (d) acts of war, armed hostility, terrorism (including cyber-terrorism or cyber-attacks), riots, demonstrations, public disorders, civil disobedience or any escalation or worsening thereof; (e) force majeure events, including storms, fires, floods, earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities; (f) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including commercially reasonable responses thereto (including the COVID-19 Measures); (g) any Effect to the extent attributable to the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, of such Party or any of its Subsidiaries with customers, suppliers, lenders, partners, employees or regulators (provided that this clause (g) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (h) any failure, in and of itself, by such Party to meet any internal or published projections (whether published by such Party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (i) any change in the price or trading volume of any publicly traded securities of such Party (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (j) any reduction in the credit rating of such Party or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (k) any bankruptcy, insolvency or reorganization of any tenant under any lease between such Party and such tenant, (l) acts required to be taken or not taken by such Party or any of its Subsidiaries under the terms of this Agreement or taken or not taken at the written request of the other Party, (m) with respect to the Company, any Company Transaction Litigation (except if it has resulted in a non-appealable judicial determination definitively finding a breach of duty by the Board of Trust Managers of the Company) or, with respect to either Party, any litigation alleging that the disclosure contained in the Proxy Statement (whether filed in preliminary or definitive form) violates the federal securities Laws (except if it has resulted in a non-appealable judicial determination definitively finding such a violation), and (n) with respect to the Company, the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals, intentions or projections with respect to the Company, any of its Subsidiaries, or their employees or business; and provided, further, that if any Effect described in any of clauses (a), (b), (d), (e) or (f) has had a disproportionate adverse impact on such Party and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which such Party operates, then the incremental impact of such Effect may be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Parent Closing Price” means an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending with the complete trading day ending immediately prior to the Closing.

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Equity Plans” means the Parent 2020 Equity Participation Plan and the Parent Restated 2010 Equity Participation Award Plan.

“Parent Material Contract” means any Contract (other than this Agreement and any Benefit Plan) any to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

(a) is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC (but, for the avoidance of doubt, no Benefit Plan);

(b) (i) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Parent or any of its Subsidiaries (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits, in each case in any material respect, the business conducted by Parent or any of its Subsidiaries, the geographic area in which Parent or any of its Subsidiaries may conduct business or would otherwise impose any use restriction with respect to any property (or would purport to so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by Parent or its Subsidiaries;

(c) involves the future disposition or acquisition of assets outside of the ordinary course of business consistent with past practice and in excess of $25,000,000, any real property or any merger, consolidation or similar business combination transaction;

(d) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by Parent or any of its Subsidiaries in excess of $5,000,000 during their remaining term;

(e) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than (x) any Contract in respect of a ground lease or retail leases or obligations thereunder, (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (z) any Contract solely among or between Parent and its wholly owned Subsidiaries;

(f) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;

(g) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Parent Property that has a market value of greater than $50,000,000 or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Parent Property that is material to Parent;

(h) prohibits the payment of dividends or distributions in respect of Parent Common Shares or shares or other equity interests of any Subsidiary of Parent;

(i) constitutes a loan to any Person (other than a wholly owned Subsidiary of Parent) by Parent or any of its Subsidiaries in an amount in excess of $5,000,000; or

(j) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a) of the Parent Disclosure Letter or Section 9.1(a) of the Company Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Parent Property or Company Property, as applicable, (d) zoning regulations, permits and licenses (excluding any violations thereof), (e) Liens that are disclosed on the existing Parent Title Insurance Policies or Company Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Parent Property or Company Property, as applicable, or the continued use and operation of the applicable Parent Property or Company Property, as applicable, in each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of intellectual property rights.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a REIT, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Raleigh Limited Partnership” means the limited partnership governed by the Raleigh Limited Partnership Agreement.

“Raleigh Limited Partnership Agreement” means the Agreement of Limited Partnership of WRI/Raleigh LP, dated as of March 25, 2002, among Weingarten Nostat, Inc., a Texas corporation, as general partner, and the persons listed on Exhibit A thereto, as limited partners.

“Raleigh Limited Partnership Units” means the Class A Units (as defined in the Raleigh Limited Partnership Agreement).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, trustees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity or voting interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Trust Managers of the Company determines in good faith (after taking into account any binding revisions to the terms of this Agreement proposed by Parent pursuant to Section 5.4(b)(iv), after consultation with its financial advisor and outside legal counsel, the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal, and all other matters that the Board of Trust Managers of the Company considers appropriate), would, if consummated, result in a transaction more favorable to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.

“Takeover Restrictions” mean, with respect to any Person, the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of such Person.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of the Company or Parent (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guarantee or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.

“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the persons listed in Section 9.1(b) of the Company Disclosure Letter.

“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the persons listed in Section 9.1(b) of the Parent Disclosure Letter.

“Unit Exchange Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Closing Price.

“VWAP of Parent Common Shares” means the volume weighted average price of Parent Common Shares for a five trading day period, starting with the opening of trading on the first trading day of such period to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Person with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.

Section 9.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Page
Acceptable Confidentiality Agreement	66
Acquisition Agreement	66
Agreement	1
Articles of Merger	2
Bankruptcy and Equitable Exceptions	13
Base Amount	72
Blue Sky Laws	14
Cash Consideration	3
Change in Recommendation	67
Chosen Courts	88
Closing	2
Closing Date	2
Code	1
Company	1
Company Base Amount	84
Company Benefit Plans	21
Company Book-Entry Shares	3
Company Capitalization Date	11
Company Certificates	3
Company Common Shares	3
Company Disclosure Letter	10
Company Employees	23
Company Insurance Policies	30
Company Intellectual Property	29
Company Joint Venture	11
Company Joint Venture Properties	25
Company Joint Venture Property	25
Company Leases	26
Company Preferred Shares	11
Company Properties	25
Company Property	25
Company Qualified DC Plan	70
Company Recommendation	24
Company Required Vote	24
Company Restricted Share Award	8
Company SEC Documents	14
Company Shareholders Meeting	62
Company Tax Representation Letter	57
Company Termination Fee	84
Company Third Party	27

Company Third Party Agreements	27
Company Title Insurance Policy	27
Company Title IV Plan	22
Company Transaction Litigation	78
Company’s REIT Counsel	57
Continuing Employees	70
D&O Insurance	72
Debt Transaction	76
Debt Transaction Documents	76
Dissenting Shareholder Statute	3
Dissenting Shares	3
Effective Time	2
Eligible Shares	3
EPCRA	92
Exchange Act	14
Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
Excluded Shares	3
Form S-4	61
Governmental Entity	14
Harris County Clerk	2
HMTA	92
Indemnified Parties	71
Indemnity Exceptions	77
Joint Proxy Statement/Prospectus	61
Letter of Transmittal	5
Material Company Leases	26
Material Parent Leases	46
Merger	1
Merger Consideration	3
MGCL	1
NYSE	14
Organizational Documents	10
Outside Date	81
Parent	1
Parent Benefit Plan	70
Parent Benefit Plans	41
Parent Capitalization Date	32
Parent Disclosure Letter	31
Parent Employees	43
Parent Insurance Policies	49
Parent Intellectual Property	48
Parent Joint Venture	32
Parent Joint Venture Properties	44
Parent Joint Venture Property	44

Parent Leases	46
Parent Preferred Stock	32
Parent Properties	44
Parent Property	44
Parent Recommendation Actions	63
Parent Required Vote	44
Parent SEC Documents	35
Parent Stock Option	32
Parent Stockholders Meeting	63
Parent Tax Representation Letter	61
Parent Third Party	46
Parent Title Insurance Policy	46
Parent Title IV Plan	42
Parent’s REIT Counsel	61
Parties	1
Party	1
Payoff Letters	77
PBGC	22
Permits	29, 49
QRS	11
Qualifying Income	85
RCRA	92
REIT Requirements	84
Relevant Partnership	98
Relevant Partnership Units	98
Sarbanes-Oxley Act	14
SDAT	2
Securities Act	14
Special Company Distribution	51
Special Parent Distribution	58
Stock Consideration	3
Surviving Corporation	2
Tax Guidance	85
TBOC	1
Transfer Taxes	75
TRS	11
TSCA	92
Voting Debt	12

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IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

KIMCO REALTY CORPORATION

By:	/s/ Conor C. Flynn
	Name:	Conor C. Flynn
	Title:	Chief Executive Officer

WEINGARTEN REALTY INVESTORS

By:	/s/ Andrew M. Alexander
	Name:	Andrew M. Alexander
	Title:	Chairman of the Board, President and
Chief Executive Officer